Exhibit 99.1

Press Release

Contact: H. Andrew Cantor

Phone: 720.283.6083

UDR ANNOUNCES THIRD QUARTER 2010 RESULTS
~Quarterly Same-Store Revenue and Net Operating Income Turn Positive~ ~Completes Over $1
Billion in Capital Activity~

DENVER, CO (November 8, 2010) UDR, Inc. (NYSE: UDR), a leading multifamily real estate investment trust, today announced its third quarter 2010 results.

The Company generated Funds from Operations (FFO) of $46.9 million or $0.27 per diluted share for the quarter ended September 30, 2010, as compared to $28.8 million or $0.18 per diluted share, in the third quarter of 2009. The third quarter results include a one-time, $0.015 per diluted share charge for costs related to acquisitions. Excluding these one-time charges, FFO-Core would have been $0.28 per diluted share. Please see the reconciliation below for further detail.

For the nine-months ended September 30, 2010, UDR generated FFO of $0.81 per diluted share as compared to $0.87 per diluted share for the nine-month period ending September 30, 2009. The 2010 year-to-date results include $0.01 per diluted share charge for storm-related expenses to its Nashville communities and charges for the repurchase of $29.2 million of the Company’s unsecured debt and expenses related to acquisitions. Excluding these one-time items, FFO-Core would have been $0.84 per diluted share. The 2009 year-to-date results include a non-cash equity loss of $0.10 per share on a diluted basis related to the Company’s investment in two of its single-asset unconsolidated joint ventures and a net $0.04 per diluted share benefit associated with the gain on debt extinguishment which was partially offset by the premium paid on the tender offer for $37.5 million of the Company’s bonds. Excluding these one-time items, FFO-Core would have been $0.93 per share diluted. Please see the reconciliation below for further detail.

A reconciliation of FFO follows below:

	Q3 2010	Q3 2009	YTD 2010	YTD 2009
FFO- Core per diluted share	$0.28	$0.30	$0.84	$0.93
Acquisitions-related costs	(0.015)	—	(0.016)	—
Debt gains and tender offer	—	(0.02)	—	0.04
Storm-related expenses	—	—	(0.004)	—
Costs associated with debt extinguishment	—	—	(0.007)	—
Non-cash equity loss	—	(0.10)	—	(0.10)

FFO- Reported per diluted share	$0.27	$0.18	$0.81	$0.87

A reconciliation of FFO to GAAP Net Income can be found on page 10 of the Company’s earnings release.

Tom Toomey, UDR’s President and CEO stated, “UDR’s positive momentum in the first half of the year continued into the third quarter. As a result, we were able to maintain occupancy levels above 95 percent and report our first positive year-over-year same-store revenue and NOI growth since the first quarter of 2009.” Mr. Toomey continued, “We completed $1.2 billion of investment and capital markets activities during the quarter, including $436 million of acquisitions, $735 million of capital markets activities and $21 million of dispositions.”

Operations

Same-store revenue and net operating income both increased 0.1 percent year-over-year. Same-store physical occupancy increased 10 basis points to 95.7 percent as compared to the prior year period. Same-store expenses were flat as higher personnel costs, repairs and maintenance and utility expenses were offset by decreases in administrative and marketing costs and real estate taxes. The rate of turnover decreased to an annualized rate of 64 percent from 67 percent in the third quarter of 2009. Bad debt expense as a percentage of revenues for the third quarter improved to 48 basis points from 57 basis points in the third quarter of 2009.

Summary Same-Store Results Third Quarter 2010 versus Third Quarter 2009

		Expense				Number of
	Revenue Growth/	Growth/	NOI Growth/	% of Same- Store	Same-Store	Same-Store
Region	Decline	Decline	Decline	Portfolio [1]	Occupancy[2]	Homes[3]
Western	-2.0%	2.3%	-3.9%	43.0%	95.4%	14,736
Mid-Atlantic	2.8%	3.0%	2.7%	29.0%	96.3%	10,885
Southeastern	0.0%	-4.5%	3.0%	19.9%	95.3%	11,652
Southwestern	1.7%	-4.8%	6.9%	8.1%	95.8%	4,847

Total	0.1%	0.0%	0.1%	100.0%	95.7%	42,120

[1] [2]	Based on QTD 2010 NOI. Average same-store occupancy for the quarter.

[3] During the third quarter, 42,120 apartment homes, or approximately 87 percent of 48,409 total apartment homes, were classified as same-store. The Company defines same-store as all multifamily communities owned and stabilized for at least one year as of the beginning of the most recent quarter.

For the nine months ended September 30, 2010, the Company’s same-store revenue declined 1.7 percent as compared to the prior year while expenses increased 0.3 percent resulting in a same-store NOI decline of 2.7 percent as compared to the prior year period. Year-over-year occupancy increased by 40 basis points to 95.7 percent.

Summary Same-Store Results YTD 2010 versus YTD 2009

		Expense				Number of
	Revenue Growth/	Growth/	NOI Growth/	% of Same- Store	Same-Store	Same-Store
Region	Decline	Decline	Decline	Portfolio [1]	Occupancy[2]	Homes[3]
Western	-3.8%	2.0%	-6.2%	43.3%	95.6%	14,438
Mid-Atlantic	1.1%	3.5%	0.0%	29.1%	96.4%	10,667
Southeastern	-1.7%	-3.4%	-0.7%	20.2%	95.5%	11,375
Southwestern	-0.6%	-4.9%	2.8%	7.4%	95.4%	4,219

Total	-1.7%	0.3%	-2.7%	100.0%	95.7%	40,699

[1] [2]	Based on YTD 2010 NOI. Average same-store occupancy for the quarter.

[3] During the nine months ended September 30, 2010, 40,699 apartment homes, or approximately 84 percent of 48,409 total apartment homes, were classified as same-store. The Company defines same-store as all multifamily communities owned and stabilized for at least one year as of the beginning of the most recent year.

Sequentially, same-store NOI decreased by 0.8 percent driven by increased revenues of 0.6 percent and a 3.5 percent increase in same-store expenses.

Technology Platform

The Company’s technology platform continues to gain acceptance and recognition from our residents as shown by the following increasing utilization rates:

Established Technology Initiatives:	September 2010	September 2009	December 2009
Resident payments received via ACH	76%	52%	62%
Service requests entered through MyUDR.com	80%	28%	40%
Move-ins initiated via an internet source (mature)	65%	63%	63%
New Technology Initiatives:

Renewals completed electronically	66%	n/a	n/a

In July, the Company completed the rollout of its electronic renewal initiative providing its residents with the option to renew their lease online. The benefits of the electronic renewal initiative include the ability to:

•	Drive better informed pricing decisions by determining customer demand sooner in the renewal process;

•	Expedite the administrative aspects of the renewal process allowing more time for the onsite team to focus on sales and service;

•	Create all lease documents electronically, including signatures; and

•	Sell upgrades to renewing residents as part of the renewal process.

Development and Redevelopment Activity

During the third quarter, the Company purchased a 2 acre land parcel for $23.6 million in the Mission Bay neighborhood of San Francisco, CA. The parcel is located directly adjacent to AT&T Park and approximately 1/2 mile from the Company’s Edgewater community. The land parcel was purchased fully entitled with the approval to construct up to 315 apartment homes. The Company will work with the City and County of San Francisco Redevelopment Agency for site plan approval and anticipates starting construction in the third quarter of 2011.

As previously announced, the Company entered into a pre-sale venture with an affiliate of The Hanover Company for the construction of 240 homes in Stoughton, MA. The community will be constructed with the same high quality finishes consistent with the other Hanover developments. Construction is scheduled to begin in the fourth quarter of 2010 with an anticipated completion date in the fourth quarter of 2012. The estimated cost to construct the community is approximately $43.1 million or approximately $180,000 per home.

Operating Portfolio Acquisition Activity

As previously announced during the third quarter of 2010, the Company acquired five operating communities for $412 million. The new communities contain 1,374 apartment homes with an average home size of 968 square feet and average monthly income per occupied home at the time of purchase of $1,936.

1818 Platinum Triangle, a 265-home community located in Anaheim’s Platinum Triangle neighborhood in Orange County, CA. The community was developed in 2009 with an average home size of 1,041 square feet. The community was purchased for $70.5 million or $266,038 per home. At the time of the purchase the community was 91% occupied with an average monthly income per occupied home of $1,838.

Marina Pointe, a 583-home community located in Marina del Rey, CA. The community was purchased for $157.5 million or $270,154 per home. The acquisition of Marina Pointe creates a 1,051 home “pod” with two existing UDR communities, Jefferson at Marina del Rey (immediately adjacent) and Tierra del Rey (two blocks east). The community was developed in 1993 and has an average home size of 854 square feet and the Company is currently reviewing several revenue enhancing improvements including adding in-home washers and dryers and upgrading kitchens and bathrooms. At the time of the purchase the community was 94% occupied with an average monthly income per occupied home of $1,707.

Domain Brewers Hill, a 180-home community located in downtown Baltimore, MD. The community was developed in 2009 and has an average home size of 1,093 square feet. The community was purchased for $46.0 million or $255,556 per home. At the time of the purchase the community was 96% occupied with an average monthly income per occupied home of $1,975.

Garrison Square, a 160-home community located in the heart of Boston’s historic Back Bay and South End neighborhoods. The community was purchased for $98.0 million or $612,500 per home. The historic community was developed in 1887 and was renovated in 1990 and has an average home size of 956 square feet. At the time of the purchase the community was 96% occupied with an average monthly income per occupied home of $3,406.

Ridge at Blue Hills, a 186-home community located in Braintree, MA. The community was developed in 2007 and has an average home size of 1,114 square feet. The community was purchased for $40.0 million or $215,054 per home. At the time of the purchase the community was 94% occupied with an average monthly income per occupied home of $1,492.

Portfolio Disposition Activity

During the third quarter of 2010, the Company sold Pacific Palms, a 149-home community located in Anaheim, CA for $21.2 million. At the time of the disposition the 48 year old community was 97% occupied with an average monthly income per occupied home of $1,331.

Capital Markets Activity

On September 8, 2010, the Company completed a public offering of 18.4 million shares of common stock, including the underwriter’s overallotment option, at a gross price of $20.35 per share. Proceeds of approximately $359 million, after underwriting discounts, commissions and offering expenses, were used to fund the previously announced acquisitions, to pay down certain of our debt, and for general corporate purposes.

Prior to the equity offering, the Company raised approximately $5.0 million of equity through the sale of approximately 239,000 shares at a weighted average net price $21.04 per share under its previously established “At the Market” equity offering program. Since September 2009, the Company has sold approximately 10.6 million shares and has 4.4 million shares available to sell under the existing program.

During the third quarter of 2010, the Company completed numerous debt related activities that reduced it’s near term debt maturities by $214 million, or 17 percent. These transactions include:

•	Extended the maturity date of its $100 million Term Loan to December 2013 from July 2012 and reduced the spread by 75 basis points to 275 basis points over LIBOR. (Current all-in rate of 3.02 percent)

•	Amended, restated and resized its $109 million construction loan associated with its Jefferson at Marina del Rey community. The loan has been resized to $100 million with the amended and restated terms including an extension of its maturity date to October 2014 from October 2011 and carries a floating rate of 67.5 basis points over LIBOR until October 2011 with a spread increase to 200 basis points over LIBOR thereafter. (Current all-in rate of 0.98 percent)

•	Assumed $67.7 million variable rate, tax exempt bonds in connection with the acquisition of Marina Pointe. The bonds carry a floating rate spread of 88 basis points over the SIFMA index[1] and a maturity date of August 2019. (Current all-in rate 1.10 percent)

(1) The Securities Industry and Financial Markets Association Municipal Swap Index.

•	Closed on a $43 million construction loan on its Savoye II at Vitruvian ParkSM community. The construction loan has a 36 month term with two 12 month extension options and carries a floating rate of 265 basis points over LIBOR. (Current all-in rate of 2.9 percent)

•	Assumed a $23.8 million secured mortgage in connection with the acquisition of Ridge at Blue Hills. The mortgage carries a fixed rate of 5.39 percent and a maturity date of February 2017.

•	Exercised a one-year extension option on a $22.0 million loan associated with its Bellevue Plaza land parcel. The scheduled maturity date for the loan before the option was August 1, 2010.

•	Pre-paid a $4.9 million secured mortgage associated with its Garden Oaks community that carried a fixed rate of 6.84 percent and a scheduled maturity of September 1, 2011.

Balance Sheet

At September 30, 2010, UDR had $793 million in availability through a combination of cash and undrawn capacity on its credit facilities, giving the Company ample flexibility to meet its capital needs for debt maturities and development activities through 2011. The Company’s unencumbered asset base of $3.6 billion (on a historical non-depreciated cost basis) is a potential additional source of capital.

UDR’s total indebtedness at September 30, 2010 was $3.5 billion. The Company ended the third quarter with fixed-rate debt representing 73 percent of its total debt, a total blended interest rate of 4.3 percent and a weighted average maturity of 5.7 years. UDR’s fixed charge coverage ratio was 2.1 times.

Subsequent Event

On November 8, 2010, UDR announced that it has acquired The Hanover Company’s (“Hanover”) interests in the existing Hanover/MetLife Master Limited Partnership. The joint venture currently owns a portfolio of 26 operating communities containing 5,748 homes and 11 land parcels with the potential to develop approximately 2,300 additional homes.

UDR will pay $93 million for the following:

•	A 12.27% weighted average partnership interest in the 26 operating communities;

•	A 4.14% weighted average partnership interest in the 11 land parcels; and

•	The property and asset management agreements for the partnership.

$63 million of the $93 million was paid at closing and the balance will be paid to Hanover in two interest free payments in the amounts of $20 million and $10 million on the first and second anniversary of the closing, respectively.

2010 Guidance

For full year 2010, the Company is affirming its prior estimate of FFO of $1.07 to $1.11. Guidance is based on current expectations of future economic conditions and the judgment of the Company’s management team.

Supplemental Information

The Company offers Supplemental Financial Information that provides details on the financial position and operating results of the Company which is available on the Company’s website at www.udr.com.

Conference Call and Webcast Information

UDR will host a webcast and conference call at 5:00 p.m. EST on November 8, 2010 to discuss third quarter results. A webcast will be available on UDR’s website at www.udr.com. To listen to a live broadcast, access the site at least 15 minutes prior to the scheduled start time in order to register, download and install any necessary audio software.

To participate in the teleconference dial 877-941-8631 for domestic and 480-629-9819 for international and provide the following conference ID number: 4375361.

A replay of the conference call will be available through November 29, 2010, by dialing
800-406-7325 for domestic and 303-590-3030 for international and entering the confirmation number, 4375361, when prompted for the pass code.

A replay of the call will be available for 90 days on UDR’s website at .

Full Text of the Earnings Report and Supplemental Data

Internet — The full text of the earnings report and supplemental data will be available at UDR’s website, www.udr.com.

Mail — For those without Internet access, the third quarter 2010 earnings report and supplemental data will be available by mail or fax, on request. To receive a copy, please call UDR Investor Relations at 720-283-6083.

Forward Looking Statements

Certain statements made in this release may constitute “forward-looking statements.” Words such as “expects,” “intends,” “believes,” “anticipates,” “likely,” “will,” “ seeks,” “estimates” and variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements, by their nature, involve estimates, projections, goals, forecasts and assumptions and are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in a forward-looking statement, due to a number of factors, which include, but are not limited to, unfavorable changes in the apartment market, changing economic conditions, the impact of inflation/deflation on rental rates and property operating expenses, expectations concerning availability of capital and the stabilization of the capital markets, the impact of competition and competitive pricing, acquisitions, developments and redevelopments not achieving anticipated results, delays in completing developments, redevelopments and lease-ups on schedule, expectations on job growth, home affordability and demand/supply ratio for multifamily housing, expectations concerning development and redevelopment activities, expectations on occupancy levels, expectations concerning the Vitruvian ParkSM development, expectations that automation will help grow net operating income, expectations on annualized net operating income and other risk factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time, including the Company’s Annual Report on Form 10-K and the Company’s Quarterly Reports on Form 10-Q. Actual results may differ materially from those described in the forward-looking statements. These forward-looking statements and such risks, uncertainties and other factors speak only as of the date of this presentation, and the Company expressly disclaims any obligation or undertaking to update or revise any forward-looking statement contained herein, to reflect any change in the Company’s expectations with regard thereto, or any other change in events, conditions or circumstances on which any such statement is based, except to the extent otherwise required under the U.S. Securities Law.

This release and these forward-looking statements include UDR’s analysis and conclusions based in part on third party data and reflect UDR’s judgment as of the date of these materials. UDR assumes no obligation to revise or update to reflect future events or circumstances.

About UDR, Inc.

UDR, Inc. (NYSE:UDR), an S&P 400 company, is a leading multifamily real estate investment trust with a demonstrated performance history of delivering superior and dependable returns by successfully managing, buying, selling, developing and redeveloping attractive real estate properties in targeted U.S. markets. As of November 8, 2010, UDR owned or had an ownership position in 58,796 apartment homes including 712 homes under development. For over 38 years, UDR has delivered long-term value to shareholders, the best standard of service to residents, and the highest quality experience for associates. Additional information can be found on the Company’s website at www.udr.com.

Attachment 1

UDR
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
In thousands, except per share amounts	2010	2009	2010	2009
Rental income	$159,795	$149,756	$464,256	$451,102
Rental expenses:
Real estate taxes and insurance	19,280	18,838	57,861	57,559
Personnel	14,787	12,975	42,267	38,264
Utilities	9,097	8,183	25,723	23,868
Repair and maintenance	9,737	8,295	26,109	23,346
Administrative and marketing	4,165	3,617	11,973	10,491
Property management	4,394	4,119	12,767	12,406
Other operating expenses	1,396	1,437	4,338	5,110
	62,856	57,464	181,038	171,044
Non-property income:
Loss from unconsolidated entities	(835)	(16,742)	(2,757)	(18,187)
Interest and other income	2,195	1,627	7,571	10,609

	1,360	(15,115)	4,814	(7,578)
Other expenses:
Real estate depreciation and amortization	75,569	69,561	221,229	207,341
Interest	37,307	33,909	109,193	105,794
Net loss/(gain) on debt extinguishment (1)	91	—	1,121	(9,849)
Amortization of convertible debt premium	859	967	2,754	3,316
Expenses related to tender offer	—	3,764	—	3,764

Total interest	38,257	38,640	113,068	103,025
Storm-related (income)/expenses	(52)	—	669	127
Acquisition-related costs	2,679	13	2,679	274
General and administrative	9,367	8,660	28,579	26,915
Other depreciation and amortization	1,224	858	3,755	3,730
	127,044	117,732	369,979	341,412
Loss from continuing operations	(28,745)	(40,555)	(81,947)	(68,932)
Income from discontinued operations	4,140	800	4,676	3,094

Consolidated net loss	(24,605)	(39,755)	(77,271)	(65,838)
Net loss attributable to non-controlling interests	839	1,779	2,828	3,175

Net loss attributable to UDR, Inc.	(23,766)	(37,976)	(74,443)	(62,663)
Distributions to preferred stockholders — Series E (Convertible)	(932)	(931)	(2,794)	(2,793)
Distributions to preferred stockholders — Series G	(1,436)	(1,869)	(4,325)	(5,607)
Discount on preferred stock repurchases, net	—	—	25	—
Net loss attributable to common stockholders	$(26,134)	$(40,776)	$(81,537)	$(71,063)

Earnings per weighted average common share — basic and diluted:
Loss from continuing operations available to common stockholders	($0.18)	($0.28)	($0.54)	($0.50)
Income from discontinued operations	$0.02	$0.01	$0.03	$0.02
Net loss attributable to common stockholders	($0.16)	($0.27)	($0.51)	($0.48)
Common distributions declared per share	$0.185	$0.180	$0.545	$0.665
Weighted average number of common shares outstanding — basic and diluted	165,403	150,000	160,841	147,883

(1) Includes $0 and $599 write-off of convertible debt premium for the three and nine months ended September 30, 2010, and $0 and $3,365 for the three and nine months ended September 30, 2009.

Attachment 2

UDR
Funds From Operations
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
In thousands, except per share amounts	2010	2009	2010	2009
Net loss attributable to UDR, Inc.	$(23,766)	$(37,976)	$(74,443)	$(62,663)
Distributions to preferred stockholders	(2,368)	(2,800)	(7,119)	(8,400)
Real estate depreciation and amortization, including discontinued operations	75,591	69,695	221,524	207,747
Non-controlling interest	(839)	(1,779)	(2,828)	(3,175)
Real estate depreciation and amortization on unconsolidated joint ventures	1,215	1,276	3,375	3,584
Net gain on the sale of depreciable property in discontinued operations, excluding RE3	(3,878)	(555)	(3,999)	(2,440)
Discount on preferred stock repurchases, net	—	—	25	—
Funds from operations (“FFO”) — basic	$45,955	$27,861	$136,535	$134,653

Distribution to preferred stockholders — Series E (Convertible)	932	931	2,794	2,793
Funds from operations — diluted	$46,887	$28,792	$139,329	$137,446

FFO per common share — basic	$0.27	$0.18	$0.82	$0.87

FFO per common share — diluted	$0.27	$0.18	$0.81	$0.87

Weighted average number of common shares and OP Units outstanding — basic	171,019	156,317	166,691	154,773
Weighted average number of common shares, OP Units, and common stock
equivalents outstanding — diluted	176,480	160,197	171,936	158,129

FFO is defined as net income (computed in accordance with GAAP), excluding gains (or losses) from sales of depreciable property, plus real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. This definition conforms with the National Association of Real Estate Investment Trust’s definition issued in April 2002. UDR considers FFO in evaluating property acquisitions and its operating performance and believes that FFO should be considered along with, but not as an alternative to, net income and cash flows as a measure of UDR’s activities in accordance with generally accepted accounting principles and is not necessarily indicative of cash available to fund cash needs.

Attachment 3

UDR
Consolidated Balance Sheets

	September 30,	December 31,
In thousands, except share and per share amounts	2010	2009
	(unaudited)	(audited)
ASSETS
Real estate owned:
Real estate held for investment	$6,758,458	$5,975,239
Less: accumulated depreciation	(1,560,239)	(1,346,689)

	5,198,219	4,628,550
Real estate under development
(net of accumulated depreciation of $628 and $1,226)	94,249	318,531

Real estate held for disposition
(net of accumulated depreciation of $0 and $3,378)	-	16,673

Total real estate owned, net of accumulated depreciation	5,292,468	4,963,754
Cash and cash equivalents	10,107	5,985
Marketable securities	41,873	37,650
Restricted cash	14,879	8,879
Deferred financing costs, net	26,225	26,601
Notes receivable	7,800	7,800
Investment in unconsolidated joint ventures	16,391	14,126
Other assets	67,615	67,822
Total assets	$5,477,358	$5,132,617

LIABILITIES AND STOCKHOLDERS’ EQUITY
Secured debt	$2,045,810	$1,989,434
Unsecured debt	1,433,860	1,437,155
Real estate taxes payable	28,871	16,976
Accrued interest payable	19,939	19,146
Security deposits and prepaid rent	27,037	31,798
Distributions payable	36,582	30,857
Deferred gains on the sale of depreciable property	28,824	28,826
Accounts payable, accrued expenses, and other liabilities	63,766	80,685
Total liabilities	3,684,689	3,634,877
Redeemable non-controlling interests in operating partnership	117,012	98,758
Stockholders’ equity
Preferred stock, no par value; 50,000,000 shares authorized
2,803,812 shares of 8.00% Series E Cumulative Convertible issued
and outstanding (2,803,812 shares at December 31, 2009)	46,571	46,571
3,405,562 shares of 6.75% Series G Cumulative Redeemable issued
and outstanding (3,432,962 shares at December 31, 2009)	85,139	85,824
Common stock, $0.01 par value; 250,000,000 shares authorized
182,128,994 shares issued and outstanding (155,465,482 shares at December 31, 2009)	1,821	1,555
Additional paid-in capital	2,437,284	1,948,669
Distributions in excess of net income	(895,069)	(687,180)
Accumulated other comprehensive loss, net	(3,741)	2

Total UDR, Inc. stockholders’ equity	1,672,005	1,395,441
Non-controlling interest	3,652	3,541
Total equity	1,675,657	1,398,982
Total liabilities and stockholders’ equity	$5,477,358	$5,132,617